Exhibit 10.8

113 Hartwell Ave
Lexington, MA 02421

tel: 617.301 9400
fax: 617.301 9401

www.quanterix.com

March 20, 2017

Marijn Dekkers

Re: Position on the Board of Directors of Quanterix Corporation

Dear Marijn:

We are pleased to offer you the opportunity to join the Board of Directors (the “Board”) of Quanterix Corporation (“Quanterix”). This is an exciting time for Quanterix, and we believe that your skills and experience can greatly assist in moving Quanterix forward. We would like to provide you with further information regarding your service and compensation as a member of the Board.

1.         Appointment. Your official appointment requires an action by our Board as well as certain shareholders, which we anticipate will occur soon after we receive your acceptance of the terms described herein (the date of such approvals, the “Effective Date”). You will serve as a Director of the Board (a “Director”) from the Effective Date until you voluntarily resign, are removed from the Board or are not reelected or reappointed. Your rights, duties and obligations as a Director shall be governed by applicable provisions of law and Quanterix’s Amended and Restated Certificate of Incorporation and By-Laws, each as amended from time to time (collectively, the “Governing Documents”).

2.         Stock Option Grant; Equity Investment. In consideration of your services to Quanterix as a Director, as of the Effective Date you will be granted a non-statutory stock option to purchase an aggregate of 100,000 shares of Quanterix’s common stock (the “Option”) under Quanterix’s 2007 Stock Option and Grant Plan, as amended from time to time (the “Plan”) at an exercise price equal to the fair market value as determined by the Board on the date of grant. The Option shall vest over four (4) years for so long as you are providing services to Quanterix as a Director or otherwise as an employee or consultant to Quanterix, with 25% vesting on the anniversary of the Effective Date and the remaining 75% vesting in thirty-six (36) equal monthly installments thereafter. The Option will be subject to the terms of the Plan and the related stock option agreement issued pursuant to the Plan. In addition, you will be given the opportunity to participate in any private placement financing transaction that Quanterix may enter into prior to completion of an initial public offering on the same terms as other investors in such transaction.

3.         Reimbursement for Board Duties. While you continue to serve as a non-employee Director, Quanterix will pay you $25,000 per year, payable in quarterly installments (pro-rated for 2017). In addition, you will also be reimbursed for your reasonable out-of-pocket expenses in attending Board and committee meetings. You will be responsible for all applicable withholding taxes for all compensation paid to you.

4.         Proprietary Information. In your role as a Director of Quanterix, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Additionally, you will receive confidential and proprietary information belonging to Quanterix, which you will have a duty of care and a duty of loyalty to protect.

5.         Nature of Relationship. Your relationship with Quanterix will be as a member of the Board and will not involve an employment or consulting relationship. In your role as a Director you will be asked to attend, either in person or by telephone at least six (6) regularly scheduled formal Board meetings a year and such other interim Board meetings or calls as may be appropriate and you may be asked to serve on one or more committees of the Board. Exhibit A to this Agreement sets forth the regularly scheduled formal Board meetings that are remaining for the 2017. As a member of the Board, you will be expected to learn Quanterix’s business model and strategy, and use this knowledge as the basis for providing critique and guidance at Board and committee meetings.

6.         Indemnification. You will receive indemnification as a Director to the maximum extent extended to directors and certain executives of Quanterix generally, as provided by the Governing Documents, an indemnification agreement entered into by you and Quanterix and as set forth in any director and officer insurance that Quanterix may have and maintain from time to time.

This letter, together with the documents relating to your option grant, forms the complete and exclusive statement of our understanding with respect to your service on the Board. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this letter and return it to me to confirm the terms upon which you will be appointed to the Board.

Very truly yours,

QUANTERIX CORPORATION

/s/ Kevin Hrusovsky
Kevin Hrusovsky
Executive Chairman of the Board

Accepted and Agreed:

/s/ Marijn Dekkers	3/20/17
Marijn Dekkers	Date

EXHIBIT A